Exhibit 10.1

Operating Agreement

Prestige Brands, Inc and
Warehousing Specialists, Inc.
7140 N. Broadway
Saint Louis, MO 63147

STORAGE AND HANDLING AGREEMENT

THIS AGREEMENT is made and entered into by and between Warehousing Specialists, Inc. (WSI), a Missouri Corporation, and Prestige Brands Inc. (Prestige) a New York corporation

WHEREAS, WSI represents that it operates a warehouse facility in the State of Missouri located at 7140 N Broadway Saint Louis, MO 63147 and further represents that it has duly complied with all federal and state regulations relating thereto; and

WHEREAS, Prestige Brands Inc desires that space within the WSI Premises be made available for storage of goods owned by or in possession of Prestige Brands as well as other warehousing services including daily handling of product;

NOW, THEREFORE, in consideration of these services and premises, the parties hereto covenant and agree as follows:

1.                                       Confirming Documents:  When WSI receives goods for storage which are owned by Prestige Brands, WSI shall issue weekly billing. WSI also agrees to supply Prestige Brands designated personnel access to the LogiView system to track all required information and reports.

i.      WSI will provide for Prestige Brands up to 30 LogiView and Logistics sign-in accounts with a one year rolling history

2.                                       Storage and Handling:  WSI agrees to unload and receive in storage unit loads of goods, directed to WSI by Prestige Brands. All receiving, storage, selection and loading as well as capture origin, item, lot, expiration date if applicable, quantities, item status, and any OS and D’s. All products will be maintained by Lot control. The combination of these services will be provided for the case cost outlined below.

•                  Household Products @ $0.20 cents per case based upon full pallet shipments allowing for 10% of the product to be case selected, assuming approximately 6 million cases annually and 16,000 pallets stored plus or minus a 20% deviation

•                  HB Product @ $0.455 cents per case assuming the majority is case selected and approximately 2,500 pallets on stored plus or minus a 20% deviation, inclusive of individual case labeling and banding for product ship through a parcel service

•                  VAS pallets will be charged at $10.00 per pallet storage and handling

•                  An up charge of 10% will be assessed for any purchases made by WSI on behalf of PBI

A.           Customer returns can either come back as full case or pieces. No customer return is to be accepted without a return authorization number supplied by Prestige Brands. Full case items are to be received and processed like any other contract manufacturer inbound and therefore will be calculated and paid under the full case structure outlined above. Piece returns are to be scanned individually with a software systems and hardware set-up supplied by Prestige Brands which generates a piece return tally sheet. This process will be paid by the accessorial guide below, documenting the actual hours spend on the task by person.

B.             Daily CMF receiving activity must be provided to Prestige Brands via a copy of each inbound tally and its corresponding back-up (packing slip, bill of lading ET.)

Each tally is required to be sent overnight delivery after it is keyed. As an example Monday inbounds paperwork would be delivered to its NY office by Wednesday morning.

C.             Daily customer returns are submitted to the Jackson, WY office

D.            Inbound invoicing must take place weekly, listing all receipts individually and by break out category code, brand code and SKU. Invoicing must have pallet display units (PDU) converted into open stock case equivalents.

E.              Product received today is expected to be available for shipment the next business day. There are however some same day receipt shipping but only on an exception basis.

The rates quoted above are inclusive of supply and preparation of all paperwork, tallies, bills of lading, packing slips, pick tickets, status change requests et.

3.                                       Additional Charges:  If WSI is required to perform services in addition to those outlined above, such additional service charges shall be subject to accessorial charges at the rate of $20.00 per hour inclusive of normal industrial equipment or fixed charge agreed to at the time of the request, which ever is the lesser amount. Pallets will be tracked for both Chep and White wood. If White wood is required to be supplied by WSI a charge of $5.50 per #2 and $7.00 per #1 respectively will be assessed and billed to Prestige Brands accordingly. WSI will use and/or update the Chep Web system or EDI daily.

4.                                       Duty of Care:  Prestige Brands agrees that each palletized unit shall be properly packaged and contained so as to allow normal unloading, stocking and reloading from and to truck or rail carriers. WSI shall exercise such care in regard to Prestige Brands goods stored at WSI premises, as a reasonably careful man would exercise under like circumstances. WSI will obtain and maintain warehouseman’s liability insurance. No further warranties and liabilities are hereby granted or expressly implied.

5.                                       Title and Ownership of Products.

5.1                                 Title and Ownership.  All Products stored at the WSI Premises and handled pursuant to this Agreement or which are otherwise in the care, custody or control of WSI shall at all times be and remain the property of Prestige Brands. The Products shall not be subject to attachment or execution nor shall any person or entity have or acquire any right, lien or claim whatsoever with respect to the Products.

5.2                                 Waiver of Liens.  WSI hereby expressly, knowingly and irrevocably waives the right to claim the benefit of any type of lien whatever which may be applicable to the work being performed and the services rendered by WSI.  WSI hereby agrees to promptly procure, execute and deliver such documents evidencing the above-described Waiver of Liens as and when Prestige Brands shall request. WSI shall immediately notify Prestige Brands of any claims made or actions taken by any person or juristic entity with respect to the Products.  In the event a claim for lien or a lien is filed against the Products due to or arising out of the activities of WSI, WSI shall promptly discharge all such items and shall post appropriate security in connection therewith satisfactory to Prestige Brands.

5.3                                 Survival.  Expiration, termination or cancellation of this Agreement, regardless of cause or procedure, shall not in any way affect or impair the rights, obligations, duties and liabilities of WSI or Prestige Brands, pursuant to this Section 5.

6.                                       Risk or Loss:  WSI assumes all risk of damage or loss to its premises due to fire or accident incurred as a result of the handling and storage of Prestige Brands goods at manufacturers cost or up a total of $2 million dollars which ever is less.

7.                                       Inspections:  Prestige Brands shall have the privilege of inspecting, at any reasonable time during normal business hours, the goods and premises on which they are stored.

8.                                       Independent Contractor:  Prestige Brands and WSI agree that WSI is an independent contractor and that the WSI shall not be considered an agent or employee of Prestige Brands for any purpose whatsoever.

9.                                       Indemnification:  WSI shall protect, indemnify and hold harmless Prestige Brands from any loss, damage, liability and expense, including reasonable counsel fees, for all injuries, including death to persons or damage to property directly or indirectly arising from or growing out of WSI’s negligent acts or omissions in the performance of this Agreement, except such loss or damage that is the direct result of Prestige Brands negligence.

10.                                 Insurance:  During the term of this Agreement, WSI shall carry and maintain such liability insurance as will protect WSI and Prestige Brands from claims under any Worker’s Compensation or other similar acts and from any other damages from personal injury, including death, which may be sustained by Warehouseman’s workers, contractors or any of their servants, agents or employees and the general public, and from claims for property damage, which may be sustained by any of them, due to the performance of this Agreement.

11.                                 Inventory: WSI shall conduct physical inventories at Prestige Brands request; such inventory shall be conducted by WSI employees for which all costs associated with such inventories shall be at Prestige Brands expense. WSI shall conduct cycle counts of Prestige Brands goods stored on WSI premises.  Such cycle counts shall be conducted no less than thirty (30) day increments commencing upon the receipt of Prestige Brands goods at WSI’s facility so that the entire square footage of product stored is completed as least once every quarter.

12.                                 Physical Inventory:  At Prestige Brands request, a year-end physical inventory may be conducted at a date mutually agreeable and at Prestige Brands expense. Immediately following each physical inventory or cycle count, Prestige Brands and WSI shall adjust their book inventories to reflect the results of the physical count. Losses and gains resulting from cycle counts and the annual physical inventory will be accumulated during the year and netted to one number upon completion of the annual physical inventory.  Within 30 days of completion of the annual physical inventory, Prestige Brands shall invoice WSI for any shortages at Prestige Brands manufactured cost based upon damage and loss variance allowance of .05% of the total cases received that year following the final reconciliation.

13.                                 Movement and Storage of Product:  WSI shall unload, stock and reload Prestige Brands product in accordance with Prestige Brands written direction. WSI will “lot” product by date code and ship product by batch code.

14.                                 EDI Capabilities and Reports:  WSI agrees to support and abide by Prestige Brands EDI expectations; this includes production of 940,943,944,945,856 and UCC-128 labels and 997,s. These transactions will be completed via FTP connection. Reporting will include the following:

Daily
• Ship Confirmation	• Open order reports	• Bill of Ladings
• Customer return tallies	• Scan reports	• Inbound receipts
• Inbound appointment log	• Exception report	• Adjustment report
• Chep pallet report (856)
Weekly
• VAS production report	• Handling Invoice	• Freight Invoice
Monthly
• Activity recap by SKU	• Receipts by SKU	• Shipments by SKU
• Turns report	• Stock status for finished goods	• Stock status for VAS components
• Critical inventory/short dated	• Score cards

All reporting must be broken out by its general ledger hierarchy and all Invoicing PDU converted into open stock case equivalent.

15.                                 Claims and Service Resolution:  Both parties agree to resolve matters of claims and service complaints in a timely and reasonable manner.

16.                                 Successors:  Covenants, terms and conditions made and entered into by the Parties hereto are declared to be binding on their respective heirs, representatives and assigns.

17.                                 Term of Agreement:  The term of this Agreement shall commence after execution by the parties and shall continue in full force and effect for a period of thirty six (36) months from the time of first receiving and shall thereafter automatically renew for successive terms of one year 90 days prior to the expiration unless prior written notice of intention to terminate has been provided. If at any time either party shall be in continuing material breach of its obligations hereunder the non-breaching party may terminate this Agreement on 30 days notice. In the event that either party shall declare insolvency or bankruptcy the other party shall have the right but not the obligation to terminate this Agreement on 30 days notice. If the goals provided in Exhibit 2 to this Agreement are not substantially achieved within 18 months of the commencement of the term, Prestige Brands shall have the right, but not the obligation, to terminate this Agreement on 90 days written notice. It is expressly agreed and understood that the achievement of the goals specified in Exhibit 2 is a continuing and ongoing obligation.  If after a period of acceptable performance a decline ensues such that the goals are not being substantially achieved, Prestige Brands shall have the right, but not the obligation, to terminate this Agreement on 90 days written notice.

18.                                 Payment:  All payments to WSI by Prestige Brands will be made by check with 30 day terms. A late payment of past due balance plus 1 ½% per month will be assessed against the outstanding balance of any past due invoices. Prestige may elect to pay by wire with no discount.

19.                                 Waiver:  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

20.                                 Required Signatures:  Execution of this Agreement is not complete or binding until all required signatures of Prestige Brands and WSI set forth below have been obtained.

21.                                 Waiver of Liens:  A waiver of liens will be required of WSI and is attached as exhibit 1 and is part of this agreement

22.                                 Required KPI’s: A list of required KPI goals are attached as exhibit 2

This agreement and any addendum, schedules or exhibits hereto contain the entire Agreement between and may be modified only in writing executed by both parties. This Agreement shall be governed by and construed under the laws of the State of New York as applied.

Warehousing Specialists, Inc. (WSI)

Prestige Brands, Inc.

By:	/s/ Eric M. Millar

Title Senior VP of Operations

Date:	4/13/2005

Warehousing Specialists, Inc. (WSI)

By:	/s/ Hilton A. Kahn

Title	Principal
Date:	3/28/2005

Exhibit 2 KPI Requirements

Receiving Accuracy:  Goal 98%

Inbound tally sent to PBI is accurate for item, lot and quantity against the packing slip or actual count. Example: If 70 tallies submitted in a week and 2 had errors the score would be 97.14%

Tally Timeliness:  Goal 98%

Inbound receipts are made available for shipment by the next business day or earlier and tallies sent to PBI by the next business day.

Ship/Chep Confirmations:  Goal 100%

945’s for all prior day shipments must be received by PBI no later than 08:00 EST

Inventory Accuracy:  Goal 98%

A cycle count program ensuring the entire warehouse is counted on a quarterly basis must be established. Accuracy is determined by: Item, lot, expiry and quantity being correct on both stock status and physical location.